UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) January 28, 2009

THE FIRST AMERICAN CORPORATION

(Exact Name of the Registrant as Specified in Charter)

California	001-13585	95-1068610
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 First American Way, Santa Ana, California	92707-5913
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (714) 250-3000

Not Applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 28, 2009, The First American Corporation (the “Company”) issued a press release announcing the appointment of Anthony S. Piszel as its Chief Financial Officer and Treasurer. Mr. Piszel, 54, served as Executive Vice President and Chief Financial Officer of mortgage finance company, Freddie Mac (formally known as the Federal Home Loan Mortgage Corporation), from 2006 to 2008. From 2004 to 2006, Mr. Piszel served as Chief Financial Officer of Health Net, Inc., a publicly traded managed health care company. Mr. Piszel served as Corporate Controller of financial services company, Prudential Financial, Inc., from 1999 to 2004, after holding various positions with Prudential beginning in 1993. Mr. Piszel also serves as a director of RehabCare Group, Inc., a position he has held since 2005, and is chairman of its audit committee. A copy of the press release announcing the appointment of Mr. Piszel is attached hereto as Exhibit 99.1.

In connection with the appointment, Mr. Piszel and the Company entered into an agreement specifying the terms of his employment. Pursuant to the terms of the agreement, which expires on January 26, 2011, Mr. Piszel will receive an annual salary of $500,000, which may be increased in the discretion of the compensation committee of the Company’s board of directors, and a target annual performance bonus of $1 million, as determined pursuant to criteria established by the compensation committee, subject to a minimum of $500,000 for calendar year 2009 and a maximum of $1.5 million for each calendar year during the term. The annual bonus is to be paid in a combination of cash and restricted stock units (“RSUs”) as determined by the compensation committee. In the event of any termination without cause by the Company, or if Mr. Piszel were to terminate his employment during a specified period following a change in control of the Company, Mr. Piszel would receive an amount equal to his base salary for the remainder of the term and an amount equal to his annual performance bonus for 2009, if such termination were to occur after such bonus is payable, or $1 million, if such termination were to occur prior to such bonus being payable. Fifty percent (50%) of such severance amount would be paid in twelve equal monthly installments during the year following termination, subject to Mr. Piszel’s compliance with a one-year non-compete agreement if his employment is terminated without cause, and fifty percent (50%) would be paid on the one year anniversary of the termination date.

Pursuant to the agreement, the Company will issue to Mr. Piszel $500,000 in long-term incentive RSUs vesting in five equal installments over a period of five years. Mr. Piszel also will be eligible to receive to receive additional long-term incentive RSUs in such amount as determined by the compensation committee, subject to a minimum of $250,000 for calendar year 2009 and a maximum of $500,000 for each calendar year during the term, and subject to terms determined by the compensation committee that are substantially similar to those applicable to grants made to similarly situated executives.

Upon commencement of his employment, Mr. Piszel will receive a $250,000 cash bonus, which, if Mr. Piszel terminates his employment for any reason or if the Company terminates Mr. Piszel’s employment for cause, will be one hundred percent (100%) recoverable by the Company if such termination occurs prior to the first anniversary of his employment and fifty percent (50%) recoverable by the Company if such termination occurs between the first and second anniversaries of his employment. Mr. Piszel will also be eligible for reimbursement of up to $250,000 in relocation expenses.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

THE FIRST AMERICAN CORPORATION

Date: January 28, 2009	By:	/s/ Kenneth D. DeGiorgio
Name: Kenneth D. DeGiorgio
Title: Senior Vice President, General Counsel

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